UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

VELODYNE LIDAR, INC.
(Name of Registrant as Specified in Its Charter)

DAVID S. HALL MARTA THOMA HALL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

David S. Hall, together with the other participant named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his director nominees at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) of Velodyne Lidar, Inc., a Delaware corporation (the “Company”).

On November 3, 2021, Mr. Hall issued the following press release:

David Hall, Founder of Velodyne Lidar, Addresses the Company’s Latest Entrenchment Maneuver

Condemns Moving Chairman Michael Dee from a Class II Director to a Class III Director to Avoid Having Him Stand for Re-Election at the 2022 Annual Meeting

Urges the Board to Welcome New Directors with Integrity, Open-Mindedness and Technology Experience

SAN JOSE, Calif.--(BUSINESS WIRE)--David Hall, the beneficial owner of approximately 42.9% of the outstanding common stock of Velodyne Lidar, Inc. (NASDAQ:VLDR) (“Velodyne Lidar” or the “Company"), today issued the following statement in response to the Company’s November 1, 2021 announcement and Form 8-K filing regarding changes to its Board of Directors (the “Board”):

"While we welcome the news of Brad Culkin's retirement from the Board, it does not remedy the fact that we believe Chairman Michael Dee continues to lead Velodyne Lidar down the path of financial ruin. During Mr. Dee’s tenure, Velodyne Lidar has fallen from its position as a global leader in lidar technology and innovation, and the Board has undertaken a series of anti-stockholder actions that has, in our view, resulted in insular corporate governance, troubling underperformance and strategic incompetency. In its latest affront to stockholders, the Company reported that Mr. Dee has been reclassified from a Class II director to a Class III director, in an apparent attempt to avoid having him stand for re-election at next year’s Annual Meeting, which would have provided Velodyne Lidar’s stockholders an opportunity to voice their opinions on his performance with their votes and could have resulted in him being voted off the Board.1

Stockholders may not have noticed this action, because although the Company issued a press release to announce Board matters, including Mr. Culkin’s retirement, it did not mention this self-serving shift from Class II to Class III for Mr. Dee in the press release. Rather, the Company elected to tuck this disclosure into a regulatory filing in one sentence at the end of an unrelated paragraph. Investors not reading the fine print would have completely missed this shift – likely the result Mr. Dee and the Company intended. I believe this approach to disclosure is just another example of the culture of obfuscation that Mr. Dee has promulgated at the Company and the lack of transparency with stockholders that I can only assume he considers acceptable. I also find it ironic that the Board approved this shift in classes and reported it in this manner on the same day that it touted the appointment of a 'corporate governance expert' to the Board.

1 Only Class II directors stand for re-election at the 2022 Annual Meeting; while Class III directors do not stand for re-election until the 2023 Annual Meeting.

I urge stockholders to consider the Board’s actions carefully – if the Board was truly concerned with restoring a culture of integrity and good governance, as it would have its stockholders believe, why would it engage in such a brazen entrenchment maneuver? Unfortunately, this move appears to be the latest in a troubling pattern of stockholder disenfranchisement actions undertaken by the incumbent Board. Stockholders will surely remember how the Board manipulated the Company’s corporate machinery in a similar fashion last February by transitioning director Christopher Thomas from a Class I director to a Class II director to seemingly avoid having him stand for re-election at this year’s Annual Meeting. Will this Board ever give Velodyne Lidar’s stockholders the opportunity to exercise their stockholder rights and vote on Messrs. Dee and Thomas’ positions as directors or will this shell game continue, with Messrs. Dee and Thomas becoming Class III and Class I directors in the near future?

Stockholders should rest assured that I will continue to fight on their behalf to help urge Velodyne Lidar to embrace good corporate governance, revitalize its integrity-rich culture and return to its position at the forefront of innovation and engineering excellence.”

***

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

David S. Hall, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his director nominees at the 2022 annual meeting of stockholders of Velodyne Lidar, Inc., a Delaware corporation (the “Company”).

MR. HALL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be David S. Hall and Marta Thoma Hall.

As of the date hereof, Mr. Hall may be deemed to beneficially own 83,841,315 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, consisting of (i) 24,388,090 shares of Common Stock beneficially owned directly and (ii) 38,651,193 shares of Common Stock held by other stockholders of the Company over which, except under limited circumstances, Mr. Hall holds an irrevocable voting proxy. As of the date hereof, Mrs. Hall may be deemed to beneficially own 5,471,664 shares of Common Stock, consisting of (i) 5,435,865 shares of Common Stock beneficially owned directly, all of which are subject to an irrevocable voting proxy granted to Mr. Hall, and (ii) 35,799 shares of Common Stock underlying certain RSUs which have vested or will fully vest within 60 days of the date hereof.

***

Contact

MKA

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

ckiaie@mkacomms.com / bkirpalani@mkacomms.com